Exhibit 10.2

Ocwen Financial Corporation
1661 Worthington Road, Suite 100
West Palm Beach, FL  33409

February 22, 2019

Re: Amendment to April 17, 2018 Offer Letter

Dear Glen:

On behalf of Ocwen Financial Corporation (“the Company” or “Ocwen”), I am writing to confirm our agreement regarding a change in your compensation in connection with the Company’s ongoing cost re-engineering efforts.

You and the Company hereby agree to modify your compensation as follows:

1.
Your annual cash target incentive shall be $1,125,000 (with actual payout to be determined by the Compensation Committee in its discretion based on your performance and the Company’s performance for the relevant year); and

2.	Your annual long-term incentive equity grant shall be an equity grant with a grant date fair value of $2,250,000.

These changes will apply for the 2019 calendar year going forward. All other terms of your employment remain unchanged.

Ocwen thanks you for your commitment to the Company.

Sincerely,

/s/ Edward G. Moran
Edward G. Moran
Senior Vice President, Human Resources

Acknowledged and Agreed:

/s/ Glen A. Messina
Glen A. Messina